Exhibit 99.1

Dril-Quip, Inc. Announces Third Quarter 2019 Results

HOUSTON – October 24, 2019 / GlobeNewswire - Dril-Quip, Inc. (NYSE: DRQ) today reported operational and financial results for the third quarter 2019.

Key highlights for the third quarter of 2019 included:

•	Increased revenue to $108 million, which is at the high end of the guidance range of $100 – $110 million

•	Recorded product bookings of $92 million, which is at the high end of the guidance range of $75 – $95 million

•	Received several orders for new technology products amounting to approximately 22% of product bookings during the quarter

•	Reported net loss of $1 million, or $0.04 loss per diluted share

•	Grew Adjusted EBITDA to $15 million, a quarter-over-quarter increase of 14%

•

Captured $14 million of additional annualized cost savings with approximately $11 million related to the lease of the forge facilities and equipment to AFGlobal Corp.; the full impact of the forge lease is expected to reach $13 million over the course of the lease

•	Total annualized cost savings have increased to approximately $43 million since the third quarter of 2018

•	Maintained a clean balance sheet with no debt and cash on hand of $413 million as of September 30, 2019

Blake DeBerry, Dril-Quip’s President and Chief Executive Officer, commented, “Dril-Quip continued to execute operationally, reduce costs and increase performance in the third quarter with revenue and adjusted EBITDA growing to $108 million and $15 million, respectively. We ended the quarter with a backlog of $251 million after booking $92 million in product orders. This is our fourth straight quarter of product bookings at or near $90 million, and we expect orders for the fourth quarter will continue to range from $75 to $95 million. Our improving product bookings and revenue can be attributed to the relative stabilization of commodity prices, customer inventory drawdowns as activity increases, and the achievements of our realigned sales organization. In addition, product bookings related to new products represented approximately 22% and 15% of total product bookings during the third quarter and year to date 2019, respectively, after excluding the CRD project termination. These new products feature award-winning technologies designed to provide meaningful value to our customers through reduced drilling time and lower installation costs. We are confident that these new product bookings are positive steps toward meeting our goal of $100 million in new product revenue by 2021. As we look to the future, we are committed to leveraging our technologically innovative products, first-class service and clean balance sheet to provide the equipment and support to our valued customers around the world.

“Dril-Quip continues to maintain a strong balance sheet with over $413 million of cash and zero debt at the end of the third quarter. As previously mentioned, we will use our cash position and clean balance sheet to support expected favorable order activity, make strategic investments where appropriate, and opportunistically buy back shares. With increased project activity, which we view as favorable, further working capital investment was required. This resulted in negative cash flow from operations of $4 million and negative free cash flow of $8 million after incurring $4 million in capital expenditures during the third quarter. Despite some short-term variability in cash flow due to increasing POC activity, our target continues to be free cash flow positive for the full year.

“We continued our momentum in realizing the benefits of our business transformation to maximize profitability through an array of cost saving initiatives. As such, we were able to capture an additional $14 million in annualized cost savings during the third quarter, which brings our total annualized cost savings since inception in the third quarter of 2018 to approximately $43 million. Most of these cost savings captured in the third quarter relate to the leasing of our forge facilities and equipment to AFGlobal Corporation (AFGlobal), which is expected to contribute approximately $11 million annually towards our transformation target. The full impact of this lease is expected to reach $13 million over the course of the lease. We see the culmination of these benefits materializing with adjusted EBITDA up $28 million through the third quarter of this year compared to the prior year, which far exceeds the expected incremental margin on an increase of $19 million in revenue over the same period.

“Looking ahead, we expect full-year 2019 revenue to be in the range of $405 to $415 million. Dril-Quip is well-positioned operationally to support increasing order activity while continuing to deliver profitable growth in this encouraging market as we meaningfully add value to our shareholders.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Third Quarter 2019 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in SEC filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information.

Product Bookings

Momentum continued into the third quarter of 2019 with product bookings of $92 million. Bookings include a follow-on order to the previously announced order in the second quarter to supply 20k BigBore IIeTM subsea wellhead systems to a major integrated oil company (IOC). This follow-on order also consists of several of Dril-Quip’s new products featuring technology that allows customers to reduce their total installed cost. Included in this order is the Company’s BadgerTM specialty casing connector which provides an improved make-up that saves time and reduces personnel while also meeting customers’ highest specifications with gas-tight metal seal integrity. The customer also elected to utilize the DXeTM profile on these wellhead systems that will allow the option to select Dril-Quip’s DXeTM wellhead connector that provides high-fatigue, high-load capacity with no bolts in the load path and has been validated and tested beyond the latest industry requirements. Additionally, Dril-Quip received a contract award during the third quarter to supply wellheads for an upcoming drilling campaign for another IOC in Brazil.

During the third quarter of 2019, the contract award between Dril-Quip and Repsol for the supply of Top Tensioned Riser (TTR) systems for the CRD project located offshore Vietnam was terminated, and the CRD contract value of approximately $82 million was recorded as a cancellation to remove from the Company’s backlog.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the third quarter of 2019 was $108 million, an increase of $4 million, or 4%, compared to the second quarter of 2019, primarily driven by an increase in product revenue of $5 million partially offset by a nominal decrease in services and leasing revenue. Western Hemisphere revenue increased by approximately $5 million, or 10%, during the third quarter due to increased product and aftermarket revenue. Eastern Hemisphere revenue decreased by approximately $2 million, or 6%, as compared to the prior quarter due to lower product sales and aftermarket activity. Asia-Pacific revenue increased sequentially by approximately $1 million, or 5%, due primarily to increased percentage of completion (POC) activity.

Cost of sales for the third quarter of 2019 was $76 million, an increase of $2 million compared to the prior quarter. Gross operating margin for the third quarter of 2019 was 30%, a slight increase from 29% in the second quarter of 2019. The improved gross margin was due to a combination of favorable activity, the results of the restructuring and ongoing cost savings initiatives, partially offset by employee compensation merit increases and partial restoration of prior salary rollback. In addition, there was an out-of-period adjustment which was offset by an earn-out contingency release both of which are non-recurring.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the third quarter of 2019 were $28 million, an increase of $5 million compared to the second quarter of 2019 due to higher stock compensation expense. After excluding stock compensation expense, SG&A expenses for the third quarter remained consistent with the prior quarter.

Net Income, Adjusted Net Income, Adjusted EBITDA and Free Cash Flow

For the third quarter of 2019, Dril-Quip reported net loss of $1 million, or $0.04 loss per diluted share. Adjusted net loss for the third quarter was $2 million, or $0.07 loss per diluted share, after excluding $0.03 per share related to restructuring charges and gains related to foreign currency and the sale of assets. Adjusted EBITDA totaled $15 million for the third quarter of 2019, compared to $13 million in the second quarter of 2019. Dril-Quip used $4 million in net cash provided by operating activities to fund working capital related to our POC order trend, and free cash flow for the second quarter was negative $8 million after incurring approximately $4 million in capital expenditures mostly related to establishing our global manufacturing centers of excellence.

Cost Saving Initiatives

In 2018, Dril-Quip began the implementation of a comprehensive business transformation centered around a structured approach to improve cost performance across the entire company. The sustainable cost-saving initiatives are focused on optimizing and improving the Company’s infrastructure across manufacturing, supply chain, SG&A, engineering and research and development and is expected to result in annual adjusted EBITDA improvements of $40 to $50 million. This reorganization will allow Dril-Quip to maintain its global presence in key markets, while supporting an integrated supply chain model which will create more flexibility in meeting the needs of its customers. Some examples of the progress made to date include reducing and rationalizing global footprints, optimizing operational activities, supplier renegotiations, and labor workforce reductions.

During the third quarter of 2019, Dril-Quip achieved an additional $14 million of annualized cost savings, bringing the total annualized savings since the third quarter of 2018 to approximately $43 million. The majority of the cost savings achieved during the third quarter was related to the leasing of the Company’s forge facilities and equipment to AFGlobal. Effective October 1, 2019, AFGlobal assumed all operational responsibility of Dril-Quip’s forge facilities, and the Company expects this transaction to contribute approximately $11 million annually towards our transformation target. The full impact of this lease is expected to reach $13 million over the course of the lease.

Balance Sheet

Dril-Quip had cash on hand of $413 million as of September 30, 2019. When combined with the Company’s asset-based lending (ABL) facility, available liquidity was approximately $454 million. This strong liquidity position provides both financial and operational flexibility and allows the Company to quickly capitalize on opportunities as market conditions improve. This robust cash position also allows the Company to continue to execute on its long-term strategy of investing in research and development, supporting an upturn, opportunistically buying back shares, and pursuing complementary acquisitions.

Share Repurchases

On February 26, 2019, the Board of Directors authorized a share repurchase plan under which the Company can repurchase up to $100 million of its common stock. The repurchase plan has no set expiration date and any repurchased shares are expected to be cancelled. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price, liquidity and other factors. The program does not obligate the Company to acquire any particular amount of common stock and may be modified or superseded at any time at the Company’s discretion.

For the three-month period ended September 30, 2019, the Company purchased 75,737 shares under the share repurchase plan at an average price of approximately $44.45 per share totaling approximately $3.4 million and retired such shares. For the nine months ended September 30, 2019, the Company purchased 125,888 shares under the share repurchase plan at an average price of approximately $42.60 per share totaling approximately $5.4 million. The Company continues to evaluate current market conditions on an ongoing basis as it relates to executing its share buyback program while also taking the liquidity needs of the Company into consideration.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of its operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

SOURCE: Dril-Quip, Inc.

Trevor Ashurst, Investor Relations, (713) 939-7711

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(In thousands, except per share data)
Revenues:
Products	$81,851	$77,233	$63,246
Services	17,884	16,575	17,542
Leasing	8,492	10,000	12,469

Total revenues	108,227	103,808	93,257
Costs and expenses:
Cost of sales	76,023	73,867	71,113
Selling, general and administrative	27,962	22,835	27,093
Engineering and product development	3,754	5,157	5,404
Impairment, restructuring and other charges	546	1,019	3,745
Gain on sale of assets	(280)	(1,190)	(14)

Total costs and expenses	108,005	101,688	107,341
Operating income (loss)	222	2,120	(14,084)
Interest income	1,906	2,680	1,893
Interest expense	(26)	—	(195)
Income tax provision (benefit)	3,412	3,119	(2,028)

Net income (loss)	$(1,310)	$1,681	$(10,358)

Earnings (loss) per share	$(0.04)	$0.05	$(0.28)

Depreciation and amortization	$8,304	$8,495	$8,724

Capital expenditures	$4,022	$1,071	$7,078

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2019	December 31, 2018
	(In thousands)
Assets:
Cash and cash equivalents	$413,102	$418,100
Other current assets	465,617	434,881
PP&E, net	259,423	274,123
Other assets	67,493	65,406

Total assets	$1,205,635	$1,192,510

Liabilities and Equity:
Current liabilities	$96,533	$82,258
Long-term debt	—	—
Deferred Income taxes	2,259	2,466
Other long-term liabilities	14,171	11,624

Total liabilities	112,963	96,348

Total stockholders equity	1,092,672	1,096,162

Total liabilities and equity	$1,205,635	$1,192,510

Dril-Quip, Inc.

Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and EPS:

	Three months ended
	September 30, 2019		June 30, 2019		September 30, 2018
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share
	(In thousands, except per share amounts)
Net income (loss)	$(1,310)	$(0.04)	$1,681	$0.05	$(10,352)	$(0.28)
Adjustments (after tax):
Reverse the effect of foreign currency	(903)	(0.03)	(184)	(0.01)	32	—
Restructuring costs, including severance	432	0.01	805	0.02	2,959	0.08
Gain on sale of assets	(221)	(0.01)	(940)	(0.03)	(11)	—

Adjusted net income (loss)	$(2,002)	$(0.07)	$1,362	$0.03	$(7,372)	$(0.20)

Adjusted EBITDA:

	Three months ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(In thousands)
Net income (loss)	$(1,310)	$1,681	$(10,358)
Add:
Interest (income) expense	(1,880)	(2,680)	(1,698)
Income tax expense (benefit)	3,412	3,119	(2,028)
Depreciation and amortization expense	8,304	8,495	8,724
Restructuring costs, including severance	546	1,019	3,745
Gain on sale of assets	(280)	(1,190)	(14)
Foreign currency loss (gain)	(1,143)	(233)	41
Stock compensation expense	7,663	3,221	2,366

Adjusted EBITDA	$15,312	$13,432	$778

Free Cash Flow:

	Three months ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(In thousands)
Net cash provided by operating activities	$(4,026)	$9,812	$9,141
Less:
Purchase of property, plant and equipment	(4,022)	(1,071)	(7,078)

Free cash flow	$(8,048)	$8,741	$2,063